ALLIANCE INTERNATIONAL FUND

N-SAR



77.I)

	In 1996, the Fund issued a new class of shares, Adviser Class shares. Adviser Class shares, along with Class A, Class B,
Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that (i) Class A shares bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable) and Class B and Class C shares bear the expense of the deferred sales charge, (ii) Class B shares and Class C shares each bear the expense of a higher distribution services fee than that borne by Class A shares, and Advisor Class shares do not bear such a fee, (iii) Class B and Class C shares bear higher transfer agency costs than that borne by Class A and Advisor Class shares; (iv) each of Class
A, Class B and Class C has exclusive voting rights with respect to provisions of the Rule 12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class; and (v) Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.





77.Q1

	  (1)(a)	Copy of Amended and restated Agreement of  Declaration
and Trust of the Registrant - Incorporated by reference (filed as Exhibit 1 to Post-Effective Amendment No. 29 of Registration
Statement on Form N-1A, filed October  31, 1997 - File Nos.
2-70428 and 811-3130).

	  (2)	Copy of By-Laws of the Registrant - Incorporated  by
reference (filed as Exhibit 2 to Post-Effective Amendment  No.
29 of Registration Statement on Form N-1A, filed October  31,
1997 - File Nos. 33-70428 and 811-3130).

	(5) 	Copy of Investment Advisory Agreement, as  amended,
between the Registrant and Alliance Capital Management L.P. - Incorporated by reference (filed as Exhibit 5 to Post-Effective Amendment No. 29 of Registration Statement on Form N-1A, filed October 31, 1997 - File Nos. 33-70428 and 811-3130).